UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 28, 2007

INTERNATIONAL COAL GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32679	20-2641185
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Corporate Centre Drive
Scott Depot, West Virginia	25560
(Address of Principal Executive Offices)	(Zip Code)

Registrants’ telephone number, including area code: (304) 760-2400

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03.	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

As previously reported on a Form 8-K filed with the Securities and Exchange Commission (“SEC”) on July 31, 2007 (the “July 8-K”), on July 25, 2007, International Coal Group, Inc. (the “Company”) and all of the Company’s material future and current domestic subsidiaries (the “Guarantors”) entered into a Purchase Agreement (the “Purchase Agreement”) with UBS Securities LLC (the “Initial Purchaser) for the issuance and sale by the Company of $195.0 million aggregate principal amount of the Company’s 9.00% Convertible Senior Notes due 2012 (the “Notes”) in a private placement. On July 31, 2007, the Company issued the Notes to the Initial Purchaser and closed the transaction.

Pursuant to the Purchase Agreement, the Company also granted the Initial Purchaser an option to purchase up to $30.0 million aggregate principal amount of additional Notes (the “Additional Notes”) solely to cover over-allotments, if any. On August 24, 2007, the Initial Purchaser exercised in full the over-allotment option, and on August 28, 2007, the Company issued the Additional Notes to the Initial Purchaser in a private placement and closed the over-allotment option. The Additional Notes and the shares of the Company’s common stock, par value $0.01 per share, issuable in certain circumstances upon conversion of the Additional Notes, have not been registered under the Securities Act of 1933, as amended (the “Securities Act”).

The Company received net proceeds from the sale of the Additional Notes of approximately $29.1 million, all of which will be used to fund future capital expenditures and for general corporate purposes. As previously disclosed in the July 8-K, effective as of July 31, 2007, the Company’s wholly-owned subsidiary, ICG, LLC entered into a second amendment (the “Amendment”) to its second amended and restated credit agreement (the “Credit Agreement”) among ICG, LLC, as borrower, ICG and certain subsidiaries of ICG as guarantors, the lenders party thereto, J.P. Morgan chase Securities Inc. and UBS Securities LLC, as joint lead arrangers and joint bookrunners, JPMorgan Chase Bank, N.A. and CIT Capital USA Inc., as co-syndication agents, Bank of America, N.A. and Wachovia Bank, N.A., as co-documentation agents, JPMorgan Chase Bank and Bank of America, N.A., as issuing banks, UBS Loan Finance LLC, as swingline lender, and UBS AG, Stamford Branch, as issuing bank, as administrative agent and as collateral agent for the lenders. The Amendment amended the financial covenants set forth in the Credit Agreement and initially reduced ICG’s commitments available under the Credit Agreement from $325.0 million to $130.0 million. In accordance with the terms of the Amendment, upon the issuance of the Additional Notes, the commitments under the Credit Agreement have been reduced by an additional $30.0 million from $130.0 million to $100.0 million. The Company currently has no loans outstanding under the Credit Agreement and has $66.2 million letters of credit issued.

The Additional Notes were issued pursuant to an Indenture dated as of July 31, 2007, among ICG, the Guarantors and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”). Holders of the Additional Notes are entitled to the benefits of a Registration Rights Agreement, dated as of July 31, 2007, by and between the Company, the Guarantors and the Initial Purchaser (the “Registration Rights Agreement”). A summary of the material terms of the Indenture, the Notes and the Registration Rights Agreement, together with copies of the Indenture, Registration Rights Agreement and initial global note, were previously filed with July 8-K, which is hereby incorporated herein by reference. The form of the global note for the Additional Notes is the same as Exhibit 4.2 filed with the July 8-K.

ITEM 3.02.	UNREGISTERED SALE OF EQUITY SECURITIES.

See the disclosure under Item 2.03 above related to the sale of the Additional Notes, which is incorporated herein by reference.

The sale of the Additional Notes closed on August 28, 2007. The aggregate principal amount of Additional Notes offered was $30.0 million. The Company has paid to the Initial Purchaser in connection with this offering a total commission of $900,000. The Company sold the Additional Notes to the Initial Purchaser under an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933 (the “Securities Act”). The

Initial Purchaser re-sold the Additional Notes in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act. Both the exemption under Section 4(2) of the Securities Act for the initial sale of the Additional Notes and the Rule 144A exemption for resale are based upon the representations of the Initial Purchaser in the Purchase Agreement that, among other things, the Initial Purchaser would offer the Notes for resale in the United States solely to “Qualified Institutional Buyers,” as defined by Rule 144A under the Securities Act, and in compliance with the other provisions of Rule 144A.

Item 8.01	Other Information.

On August 28, 2007, the Company issued a press release announcing the closing of the sale of the Additional Notes. A copy of that press release is attached as Exhibit 99.1, and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release dated August 28, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL COAL GROUP, INC.

By:	/s/ Bennett K. Hatfield
	Name:	Bennett K. Hatfield
	Title:	Chief Executive Officer and President

Date: August 28, 2007

Exhibit Index

Exhibit Number	Document
99.1	Press release dated August 28, 2007.

5